Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is executed as of this 15th day of April, 2026 and is effective as of the 3rd day of May, 2026 (“Effective Date”), by and between First Business Financial Services, Inc. (the “Company”), and David R. Seiler (“Executive”), each a “Party” or collectively the “Parties” to this Agreement.

RECITALS

WHEREAS, the Company and Executive desire to set forth the terms upon which Executive will continue Executive’s employment with the Company and support the work of the Company and its Affiliates (defined below); and

WHEREAS, the Parties believe it is in their best interests to make provisions for certain aspects of their relationship during and after the period in which the Company employs Executive.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I

EMPLOYMENT
1.1
Term. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue such employment, on the terms and conditions hereinafter set forth. The term of Executive’s employment hereunder by the Company will commence on the Effective Date and will automatically expire on the fifth anniversary of the Effective Date (the “Term”), subject to the rights and obligations set forth in Article III, below. The Company and Executive agree that the Term shall be automatically renewed from year to year thereafter upon the same terms and conditions, unless terminated by either Party hereto upon sixty (60) days’ written notice to the other Party, given prior to the expiration of the original term of this Agreement or any renewal term, as applicable. The “Term” as used in this Agreement shall refer to the Term as herein renewed.
1.2
Position and Duties. During the Term, Executive will serve as President and Chief Executive Officer of the Company and will report directly and solely to the Board of Directors of the Company (the “Board”). Executive will have the authority, duties and responsibilities normally associated with the position of President and Chief Executive Officer and such authority, duties and responsibilities as may be prescribed by or at direction of the Board. Executive’s duties may extend to duties supporting the work of the Company’s Affiliates and as otherwise directed by the Board, provided that such other authority, duties and responsibilities are consistent with Executive’s position as President and Chief Executive Officer. For purposes of this Agreement, “Affiliate” means any entity of which at least twenty percent (20%) of the equity interest is held directly or indirectly by the Company, and includes Affiliates acquired after the Effective Date.
1.3
Board Service. During the Term, the Company will use all reasonable efforts to cause Executive to be nominated for re-election to the Board each time Executive’s Term as a director expires. Executive shall be entitled to no additional compensation for such Board service.
1.4
Other Activities. During the Term, Executive shall devote Executive’s entire business time, attention and energies exclusively to the business interests of the Company and its Affiliates except as otherwise specifically approved by the Board. Without the consent of the Board, during the Term, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by Executive prior to or simultaneously with the execution of this Agreement). Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of Executive’s duties and responsibilities hereunder or violate Articles IV through VII of this Agreement, to (a) manage Executive’s (and Executive’s immediate family’s)

personal, financial and legal affairs, and (b) serve, with the prior approval of the Board, on civic or charitable boards or committees.
Article II

COMPENSATION AND OTHER BENEFITS
2.1
Base Salary. During the Term, the Company will pay Executive a base salary at the rate of not less than $600,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If the Company increases Executive’s Base Salary, such increased Base Salary will then constitute the “Base Salary” for all purposes of this Agreement.
2.2
Annual Cash Incentive. During the Term, Executive will be eligible to participate in any annual cash incentive plan generally made available to senior executives of the Company (“Annual Cash Incentive”) in accordance with the terms and conditions of such plan as approved by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.
2.3
Equity Plans or Programs. During the Term, Executive will be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company in accordance with the terms and conditions of such plan as approved by the Compensation Committee in its discretion.
2.4
Benefit Plans. During the Term, Executive will be entitled to participate in such employee retirement, welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans.
2.5
Expense Reimbursement. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
Article III

TERMINATION
3.1
Right to Terminate; Automatic Termination.
(a)
Expiration of the Term Without Renewal. Subject to Section 3.2(a), below, Executive’s employment and the Company’s obligations under this Agreement will terminate upon the expiration of the Term without renewal.
(b)
Termination by Resignation Without Good Reason. Subject to Section 3.2(a), below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately upon Executive’s provision of sixty (60) days prior written notice to the Board of Executive’s resignation from employment with the Company. The Company will have the right to accelerate such notice period and provide Executive payment of the Base Salary for the notice period in lieu of all or a portion of the notice period and in no event shall such action be deemed a termination by the Company without Cause (defined below) or constitute Good Reason (defined below).
(c)
Termination For Cause. Subject to Section 3.2(a), below, the Company may terminate Executive’s employment and the Company’s obligations under this Agreement, upon written notice to Executive, at any time for Cause as determined in the sole discretion of the Board. For purposes of this Agreement, “Cause”, shall mean the occurrence of any one or more of the following: (i) Executive’s willful failure to substantially perform Executive’s duties with the Company or its Affiliates (other than any such failure resulting from Executive’s Disability (defined below)), after the Board delivers a written demand for substantial performance to Executive (which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties) and Executive fails to remedy the situation within fifteen (15) business days of such written notice from the Board; (ii) gross negligence in the performance of Executive’s duties to the Company or its Affiliates, which results in material financial harm to the Company or its Affiliates; (iii) Executive’s conviction of, or plea of guilty or nolo contendere, to any felony or any other crime, the circumstances of which relate to Executives duties to the Company or its Affiliates; (iv) Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise; (v) Executive’s willful violation of any provision of the Company’s or its Affiliates’ Code of Business Conduct & Ethics, as amended from time to time; or (vi) Executive’s willful violation of any non-disclosure, non-solicitation or non-compete covenant, including without limitation Articles IV through VII of this Agreement.
(d)
Termination by Death or Disability. Subject to Section 3.2(b), below, Executive’s employment and the Company’s obligations under this Agreement shall terminate automatically, effective immediately and without any notice being necessary, upon Executive’s death, or upon written notice to Executive of a determination of Disability of Executive. For purposes of this Agreement, “Disability” means that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Any determination of Disability under this Section 3.1(d) is not intended to alter any benefits either Party may be entitled to receive under any insurance policy carried by either the Company, its Affiliates or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy.
(e)
Termination Without Cause. Subject to Section 3.2(c), below, the Company may terminate Executive’s employment and the Company’s obligations under this Agreement at any time and for any reason, upon written notice to Executive.
(f)
Termination With Good Reason. Subject to Section 3.2(c), below, Executive may terminate Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following: (i) a material reduction by the Company of Executive’s then current Base Salary; (ii) a material reduction of Executive’s authorities, duties or responsibilities as an executive and/or officer of the Company or its Affiliates from those currently in effect; (iii) the Company’s requiring Executive to be based at a location in excess of one hundred (100) miles from the location of Executive’s then-current principal job location or office; except for required travel on the Company’s business to an extent substantially consistent with Executive’s then present business travel obligations; or (iv) a material breach of this Agreement by the Company which is not remedied by the Company within ten (10) business days of receipt of written notice of such breach delivered by Executive to the Company. Notwithstanding the foregoing, no event shall constitute Good Reason unless (A) Executive provides the Board with a written notice that an event has occurred that serves as cause for Good Reason within sixty (60) days after the date Executive had knowledge, or should have had knowledge, of the first occurrence of such circumstances, (B) the Company fails to correct in all material respects the event(s) constituting Good Reason within sixty (60) days (the “Cure Period”) of Executive’s written notice to the Company describing such event(s), and (C) Executive actually terminates employment, confirmed with written notice to the Board, within thirty (30) days following the expiration of the Company’s Cure Period (in which cure does not occur).
3.2
Rights Upon Termination.
(a)
Section 3.1(b) or (c) Terminations. If Executive resigns without Good Reason pursuant to Section 3.1(b), above, or Executive is terminated by the Company for Cause pursuant to Section 3.1(c), above, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) reimbursement for amounts due to Executive pursuant to Section 2.5, above; and (iii) such rights in respect of any equity awards or long-term incentives theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards or long-term incentives have been granted to Executive or other written agreement or arrangement between Executive and the Company or any of its Affiliates (collectively, (i), (ii), and (iii) the “Accrued Obligations”).
(b)
Section 3.1(a) or (d) Terminations. If the Company or Executive elect to non-renew this Agreement pursuant to Sections 1.1 and 3.1(a), above, Executive is terminated by the Company due to Disability pursuant to Section 3.1(d), above, or Executive dies, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive: (i) the Accrued Obligations; and (ii) any Annual Cash Incentive for the previously completed fiscal year that is yet unpaid, payable at the same time and manner as such incentive is paid to other similarly situated employees (the “Previous Year’s Incentive Payment”).
(c)
Section 3.1(e) or (f) Terminations. If Executive is terminated by the Company without Cause pursuant to Section 3.1(e), above, or Executive resigns employment for Good Reason pursuant to Section 3.1(f), above, Executive or Executive’s estate shall have no further rights against the Company hereunder, except for the right to receive, subject to the conditions of payment set forth in Section 3.2(d), below: (i) the Accrued Obligations; (ii) the Previous Year’s Incentive Payment; (iii) a cash amount equal to two (2) multiplied by Executive’s then current Base Salary (the “Severance Pay”); (iv) a cash amount equal to Executive’s then-current target Annual Cash Incentive opportunity established under the applicable bonus plan for the plan year in which the termination occurs, adjusted on a pro rata basis based on the number of days the Executive was actually employed during such plan year (the “Severance Incentive Payment”); and (iv) if, as of the effective date of Executive’s termination, the Company maintains a group health insurance plan that would allow for the participation of Executive without violating the terms of the group health insurance plan (or any other related insurance policies) or violating any nondiscrimination requirements applicable to the health insurance coverage, then the Company shall provide, at the exact same cost to Executive, and at the same coverage level as in effect as of the effective date of termination (subject to changes in coverage levels applicable to all employees generally), a continuation of Executive’s (and Executive’s eligible dependents’) health insurance coverage for eighteen (18) months from the effective date of termination (the “COBRA Benefit”).

The Severance Pay and Severance Incentive Payment shall be paid out in equal installments over a period of twenty-four (24) months beginning on the first regular Company payroll date occurring after the six (6) month anniversary of the effective date of Executive’s termination of employment, with any amounts otherwise payable prior to such date (but for the six-month delay) to be made in a lump sum, without interest, on such date. Notwithstanding the COBRA Benefit, above, if Executive becomes covered under the health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of Executive or Executive’s eligible dependents, this health insurance benefit coverage by the Company shall be discontinued prior to the end of the eighteen (18) month continuation period. For purposes of enforcing this offset provision, Executive shall have a duty to inform the Company as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment. Executive shall provide, or shall cause to be provided, to the Company in writing correct, complete and timely information concerning the same.

(d)
Change in Control. Executive is party to that certain Executive Change-in-Control Severance Agreement dated November 14, 2016 (the “CIC Severance Agreement”). In the event Executive experiences a CIC Severance Event (as defined in the Executive CIC Severance Agreement), then the Executive’s CIC Severance Agreement will govern Executive’s entitlements to any post-termination payments and benefits, and this Section 3.2 will not apply.
3.3
Condition to Payment. As a condition to the payment of the Previous Year’s Incentive Payment, the Severance Pay, the Severance Incentive Payment, and the COBRA Benefit, Executive must execute a separation and general release agreement in substantially the form typically used by the Company in connection with severance modified to reflect the terms of this Agreement (the “Release”). The Release must be executed in accordance with the terms of the Release but in no event later than sixty (60) calendar days following the effective date of Executive’s termination of employment with the Company; provided, however, that Executive’s right to the Previous Year’s Incentive Payment, the Severance Pay, the Severance Incentive Payment, and the COBRA Benefit, shall terminate in the event Executive does not comply with the Release or Executive breaches Executive’s obligations under any agreement in effect between Executive and the Company or any of its Affiliates.
3.4
Removal from the Boards and Other Positions. Upon the termination of Executive’s employment with the Company for any reason set forth in Section 3.1, above, or non-renewal of this Agreement pursuant to Section 1.1, above, Executive agrees that Executive voluntarily and automatically (without any further action by Executive) resigns (a) from the Board, the board of directors of any Affiliate and/or any other board to which he has been appointed or nominated by or on behalf of the Company, and (b) from any position with the Company or any Affiliate, including, but not limited to, as an officer and director of the Company and any Affiliate.
3.5
Cooperation. Executive agrees to take all reasonable steps during and after Executive’s employment with the Company to make himself available to and cooperate with the Company, at its request, in connection with any legal proceedings or other matters in which it is or may become involved. Following Executive’s employment with the Company, the Company agrees to pay reasonable compensation to Executive and to pay all reasonable expenses incurred by Executive in connection with Executive’s obligations under this Section 3.5.
Article IV

CONFIDENTIALITY
4.1
Acknowledgement. While Executive is employed by the Company, Executive has been, and will continue to be, provided with Trade Secrets (defined below) and/or Confidential Information (defined below). This information has been developed at great expense to the Company and its Affiliates and is necessary for the Company and its Affiliates to conduct business. Accordingly, in consideration of this Agreement and the benefits provided hereunder, Executive agrees to comply with the restrictions in this Article IV.
4.2
During Term Restrictions. While the Company employs Executive, Executive will not directly or indirectly use or disclose any Trade Secret or Confidential Information, except in the interest and for the benefit of the Company.
4.3
Post-Employment Restrictions. After the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, use or disclose any Trade Secret of the Company or any of its Affiliates. For a period of twenty-four (24) months following the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, use or disclose any Confidential Information. This confidentiality provision is not intended in any way to modify or limit Executive’s ongoing duty to maintain the confidentiality of information as required under federal and state laws and regulations.
4.4
Trade Secrets; Defend Trade Secrets Act. The term “Trade Secret” has that meaning set forth under applicable law. For the sake of clarity, even if the subject matter of the Trade Secret could satisfy the definition of Confidential Information, it will be afforded the full protection of law as a Trade Secret. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of trade secrets where such protections provide the Company or its Affiliates with greater rights or protections for a longer duration than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, provided that, the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is further notified that if Executive files a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, Executive may disclose the Company’s or its Affiliates’ Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding, provided that Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and does not disclose the Trade Secret, except pursuant to court order.
4.5
Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or any of its Affiliates or provided to the Company or any of its Affiliates by its clients, vendors and suppliers that is not known generally to the public or the Company’s or any of its

Affiliates’ competitors. Confidential Information includes, but is, not limited to: (a) new products, product specifications, information about products under development, research, development or business plans, financial information, client lists, vendor or supplier lists, information about transactions with clients, pricing information, information relating to costs, business records and employment records and policies (other than your own); or (b) information that is marked or otherwise designated or treated as confidential or proprietary by the Company and/or its Affiliates.
4.6
Personal Information. Notwithstanding the foregoing, any information provided to the Company or its Affiliates by its clients, prospective clients or employees that the Company and/or its Affiliates have an obligation to treat as confidential, including, but not limited to, (a) “nonpublic personal information” as such term is defined under the Gramm-Leach-Bliley Act; (b) “protected health information” as such term is defined under the Health Insurance Portability and Accountability Act; (c) “personal information” as such term is defined under the California Consumer Privacy Act; and (d) other personally identifiable information that is subject to privacy and information security compliance obligations under applicable law, together with any rules or regulations promulgated thereunder, whether enacted before, on, or after the Effective Date hereof and as amended from time to time (collectively, “Personal Information”) shall be afforded the protections required by law, including, but not limited to, protections of a longer duration than provided in this Agreement. Further, nothing in this Agreement shall be construed to limit the effect of any applicable laws and regulations, including, but not limited to, Gramm-Leach-Bliley Act and Regulation P, Privacy of Consumer Financial Information, promulgated thereunder, 12 CFR Part 1016, and the Interagency Guidelines Establishing Information Security Standards, 12 CFR Part 364, Appendix B.
4.7
Exclusions. Except for Personal Information, the terms “Confidential Information” and “Trade Secret” do not include, and the obligations set forth in this Agreement do not apply to, any information that: (a) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Company or any of its Affiliates; (b) is or becomes generally available to the public through no act or omission of Executive; (c) is obtained by Executive in good faith from a third-party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (d) is independently developed by Executive outside the scope of Executive’s employment without the use of Confidential Information or Trade Secrets.
4.8
Retained Rights. Notwithstanding anything herein to the contrary, in accordance with Rule 21F-17 under the Securities Exchange Act of 1934 and the rules promulgated thereunder, this Agreement does not, and the Company and its Affiliates shall not, impede Executive’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations: (a) without the Company’s approval; and (b) without having to forfeit or forego any resulting whistleblower awards, and the Company and its Affiliates shall not enforce any provision of any policy or agreement to the extent such provision would be deemed to require the Company’s prior approval of such communication or forfeiture of any award, except to the extent otherwise permitted by Rule 21F-17. Nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations.
Article V

NON-SOLICITATION AND NON-COMPETITION
5.1
During Term Restrictions. While Executive is employed by the Company, Executive will not directly or indirectly compete against the Company or any of its Affiliates, or directly or indirectly divert or attempt to divert clients’ or prospective clients’ business from the Company or its Affiliates anywhere the Company or its Affiliates do or are taking steps to do business.
5.2
Post-Employment Non-Solicitation of Clients. For a period of twenty-four (24) months immediately following the termination of Executive’s employment for any reason, Executive will not, except on behalf of or as otherwise directed by the Company or any of its Affiliates, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services (defined below) business from any client (a) to whom/for which the Company or any of its Affiliates sold or provided Financial Services and (b) with whom/which Executive, or an employee or agent of the Company or any of its Affiliates acting pursuant to Executive’s direction, had direct contact with, performed services for, or about whom/which Executive acquired non-public confidential or proprietary information as a result of Executive’s employment with the Company, and in the case of both (a) and (b), above, during the period of one (1) year prior to the termination of Executive’s employment for any reason.
5.3
Post Employment Non-Solicitation of Prospective Clients. For a period of twenty-four (24) months immediately following the termination of Executive’s employment for any reason, Executive will not, except on behalf of or as otherwise directed by the Company or any of its Affiliates, directly or indirectly (through or by providing assistance to another person or entity), solicit Financial Services business from any prospective client of the Company or any of its Affiliates (a) to whom/for which the Company or any of its Affiliates made a proposal to provide Financial Services and (b) with whom/which Executive, or an employee or agent of the Company or any of its Affiliates acting pursuant to Executive’s direction, had direct contact with or about whom/which Executive acquired non-public confidential or proprietary information as a result of Executive’s employment with the Company, and in the case of both (a) and (b), above, during the period of one (1) year prior to the termination of Executive’s employment for any reason.
5.4
Post-Employment Restricted Services. For a period of twenty-four (24) months immediately following the termination of Executive’s employment for any reason, Executive will not, except on behalf of or as otherwise directed by the Company or any of its Affiliates, provide services competitive with the Financial Services for/with any client (a) to whom/for which the Company or any of its Affiliates sold or provided Financial Services and (b) with whom/which Executive, or an employee or agent of the Company or any of its Affiliates acting pursuant to Executive’s direction, had direct contact with, performed services for, or about whom/which Executive acquired non-public confidential or proprietary information as a result of Executive’s employment with the Company, and in the case of both (a) and (b), above, during the period of one (1) year prior to the termination of Executive’s employment for any reason.
5.5
Financial Services. The term “Financial Services” means products and/or services offered by the Company or its Affiliates during the one (1) year prior to the date Executive ceased to be an employee of the Company or any of its Affiliates.
5.6
Individuals and Entities. For clarification purposes, the restrictions described in this Article apply to clients whether they are persons or entities.
Article VI

Protection of Leadership Pool
6.1
Acknowledgement. Executive acknowledges and agrees that Executive is a top-level employee of the Company, has special skills or knowledge important to the Company or its Affiliates, and/or has skills that are difficult for the Company or its Affiliates to replace. Executive further acknowledges and agrees that Executive’s colleagues who are employed by the Company or any of its Affiliates in a position of officer or manager, or above (collectively, the “Leadership Pool”) are likewise top-level employees of the Company or an Affiliate, have special skills or knowledge important to the Company or its Affiliates, and/or have skills that are difficult for the Company or its Affiliates to replace. Further, Executive acknowledges that a primary and necessary source of replacement of the skills of Executive and/or a member of the Leadership Pool are the other members of the Leadership Pool. Accordingly, in consideration of this Agreement, Executive agrees to comply with the restriction in this Article.
6.2
Restricted Person. Because of Executive’s present position, Executive is in a position to assist and influence those members of the Leadership Pool with whom Executive has or had a working relationship during the immediately preceding twenty-four (24) months, or about whom/which Executive has acquired or possessed specialized knowledge (in either case, a “Restricted Person”) in choosing whether to remain with the Company or its Affiliates and consider or accept other positions with the Company or its Affiliates rather than choosing to seek other opportunities outside the Company or any of its Affiliates.
6.3
Non-Solicitation of Restricted Persons. Executive agrees that Executive will not, directly or through another, during Executive’s employment with the Company and for a period of twelve (12) months thereafter, assist or influence any Restricted Person to take a position outside the Company or any of its Affiliates which is reasonably likely to pose a competitive threat to the Company or any of its Affiliates.

6.4
Stipulated Damages. The monetary value of the loss to the Company and its Affiliates in case Executive in fact assists or influences a Restricted Person to leave the Company or any of its Affiliates for a competitor would be impossible to precisely measure. Injunctive relief for a breach of this Article VI would also be ineffective. The Parties agree that a fair estimate of the monetary value of the loss to the Company and its Affiliates in case Executive assists or influences another employee to leave the Company or any of its Affiliates for a competitor would be half of Executive’s current annual Base Salary (the “Stipulated Damages”). This provision for Stipulated Damages is intended to be and is severable from the substantive obligation in this Article VI and from the other provisions of this Agreement.
Article VII

BUSINESS IDEAS/RETURN OF RECORDS
7.1
Assignment of Business Ideas. Executive shall immediately disclose to the Company a list of all inventions, patents, applications for patent, copyrights and applications for copyright in which Executive currently holds an interest. The Company will own, and Executive hereby assigns and agrees to assign to the Company, all rights in all Business Ideas (defined below). All Business Ideas which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by U.S. Copyright Law. Any works that are not found to be “works for hire” are hereby assigned to the Company. While employed by the Company and thereafter, Executive will promptly disclose all Business Ideas to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world. After Executive’s employment with the Company terminates, for whatever reason, Executive will cooperate with the Company to assist the Company in perfecting its and/or its Affiliates rights to any Business Ideas, including executing all documents which the Company may reasonably require.
7.2
Definition of Business Ideas. The term “Business Ideas,” as used in this Agreement, means all ideas, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Executive originates, discovers or develops, either alone or jointly with others while Executive is employed by the Company and which are: (a) related to any business known by Executive to be engaged in or being developed by the Company or its Affiliates; (b) originated, discovered or developed during Executive’s working hours for the Company or its Affiliates; or (c) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, Trade Secrets or equipment furnished by the Company or its Affiliates.
7.3
Return of Records. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive shall immediately return to the Company all documents, records and materials belonging and/or relating to the Company or its Affiliates, and all copies of all such materials. Upon termination of employment, for whatever reason, or upon request by the Company at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s own computer equipment.
Article VIII

EMPLOYEE DISCLOSURES AND ACKNOWLEDGEMENTS
8.1
Confidential Information of Others. Executive certifies that Executive has not, and will not, disclose or use during Executive’s time as an employee of the Company, any Confidential Information which Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Company.
8.2
Scope of Restrictions. By entering into this Agreement, Executive acknowledges the nature of the Company and its Affiliates business, and the nature and scope of the restrictions set forth in Articles IV through VII herein. Executive will be exposed to Confidential Information and Trade Secrets, including that related to the Company’s and its Affiliates’ clients and others, in the course and scope of Executive’s employment with the Company. Executive acknowledges and agrees that the Company and its Affiliates has a legitimate protectable interest in such information and in the goodwill and business prospects associated therewith. Accordingly, Executive acknowledges and represents that the scope of the restrictions is appropriate, necessary and reasonable for the protection of the Company’s and its Affiliates’ business, goodwill and property rights. Executive further acknowledges that the restrictions imposed will not prevent Executive from earning a living or from using general skills and knowledge gained while employed by the Company, in the event of, and after, termination of Executive’s employment with the Company, for whatever reason. Further, nothing in this Agreement (including without limitation, the provisions set forth in Article IV, above) shall have the purpose or effect of limiting Executive’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Executive signs this Agreement.
8.3
Prospective Employers. Executive agrees, during the term of any restriction contained in Articles IV through VII herein, to disclose this Agreement to any future prospective employer. Executive further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any such employer.
8.4
Effect of Transfer. Executive agrees that this Agreement shall continue in full force and effect notwithstanding any transfer of Executive’s employment to an Affiliate. Executive further acknowledges that the covenants contained in Articles IV through VII herein shall survive, and be extended to cover, the transfer of Executive to an Affiliate. Specifically, in the event of Executive’s temporary or permanent transfer of employment to an Affiliate, Executive agrees that the covenants contained in Articles IV through VII of this Agreement shall remain in force for the duration of the restrictive covenant period. Additionally, Executive acknowledges that this Agreement shall be deemed to have been automatically assigned to the Affiliate as of Executive’s effective date of transfer such that the above-referenced restrictive covenants (as well as all other terms and conditions contained herein) shall be construed thereafter to protect the legitimate business interests and goodwill of the Affiliate as if Executive and Affiliate had independently entered into this Agreement. Executive’s acceptance of Executive’s transfer to, and subsequent employment by, the Affiliate shall serve as consideration for (as well as be deemed as evidence of Executive’s consent to) the assignment of this Agreement as well as the extension of such restrictive covenants to the Affiliate. Executive agrees that this provision shall apply with equal force to any subsequent transfers of Executive.
8.5
Effect of Termination. Notwithstanding any termination of this Agreement, Executive, in consideration of Executive’s employment and other benefits provided hereunder, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or after the termination of Executive’s employment.
8.6
Effect of Breach. In the event that Executive breaches any provision of Articles IV through VII herein, Executive agrees that the Company may suspend all additional payments to Executive under this Agreement, recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition to all other rights and remedies, entitled (without any bond or other security being required) to seek a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or seek a decree for specific performance as a result of a breach by Executive of any provision of Articles IV through VII herein.
Article IX

GENERAL PROVISIONS
9.1
Notices. Any and all notices, consents, documents or communications provided for in this Agreement shall be given in writing and shall be personally delivered, mailed by registered or certified mail (return receipt requested), e-mailed, or sent by courier, confirmed by receipt, and addressed as follows (or to such other address as the addressed party may have substituted by notice pursuant to this Section 9.1):
(a)
If to the Company:

First Business Financial Services, Inc.
401 Charmany Dr. Madison, WI 53719 Attention: Chair of the Board With copy to: Peter J. Wilder Godfrey & Kahn, S.C.

833 E. Michigan St. Milwaukee, WI 53202 Email: PWilder@gklaw.com
(b)
If to Executive:

David R. Seiler
[ADDRESS OMITTED]

Such notice, consent, document or communication shall be deemed given upon personal delivery or receipt at the address of the Party stated above or at any other address specified by such Party to the other Party in writing, except that if delivery is refused or cannot be made for any reason, then such notice shall be deemed given on the third (3rd) day after it is sent.

9.2
Entire Agreement. This Agreement contains the entire understanding and the full and complete agreement of the Parties and supersedes and replaces any prior understandings and agreements among the Parties with respect to the subject matter hereof; provided, however, all non-disclosure, non-solicitation and non-compete agreements and/or covenants between Executive and the Company or its Affiliates shall remain in full force and effect with respect to such provisions and in the event that any such provision shall conflict with any provision of this Agreement, Executive acknowledges and agrees that the provision that is most protective of the Company or its Affiliates shall control.
9.3
Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.
9.4
Consideration. Execution of this Agreement is a condition of Executive’s employment with the Company, and Executive’s employment by the Company and benefits provided for in this Agreement including, without limitation, the promise of severance and eligibility for a bonus (which Executive acknowledges he would not otherwise be entitled) constitute the consideration for Executive’s undertakings hereunder.
9.5
Amendment. This Agreement may be altered, amended or modified only in writing, signed by both Parties hereto. Headings included in this Agreement are for convenience only and are not intended to limit or expand the rights of the Parties hereto. References to Sections herein shall mean sections of the text of this Agreement, unless otherwise indicated.
9.6
Assignability. This Agreement and the rights and duties set forth herein may not be assigned by Executive, but may be assigned by the Company, in whole or in part. This Agreement shall be binding on and inure to the benefit of each Party and such Party’s respective heirs, legal representatives, successors and assigns.
9.7
Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall not affect the validity of any other provision.
9.8
Third-Party Beneficiaries. Executive acknowledges that the services Executive provides to the Company include services to any Affiliate. Any such Affiliate is a third-party beneficiary with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Company and any of its Affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Executive.
9.9
Waiver of Breach. The waiver by either Party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either Party.

9.10
Governing Law; Construction. This Agreement shall be governed by the internal laws of the State of Wisconsin, without regard to any rules of construction concerning the draftsperson hereof and further without regard to conflicts of law principals of such state.
9.11
Section 409A Compliance.
(a)
This Agreement is intended to comply with the requirements of Section 409A of the Code (together with the applicable regulations thereunder, (“Section 409A”)). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the Parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.
(b)
All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
(c)
Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.
(d)
Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh (7th) month following Executive’s date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of Article III hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
9.12
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all the Parties hereto notwithstanding that all the Parties may not be a signatory to the same counterpart. The Parties hereto further acknowledge and agree that this Agreement may be signed and/or transmitted by facsimile, e-mail or a .pdf document or using electronic signature technology (e.g., via DocuSign or other electronic signature technology), and that such signed electronic record shall be valid and effective.

Signatures appear on next page

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the day and year written above.

COMPANY:

FIRST BUSINESS FINANCIAL SERVICES, INC.

By: /s/ Jerry Kilcoyne__________________

Jerry L. Kilcoyne, Chair of the Board

EMPLOYEE:

/s/ David R. Seiler__________________________

David R. Seiler